Exhibit 99.1

Mercedes Kerr Named President of Belmont Village Senior Living, A Welltower Operating Partner

TOLEDO, Ohio, May 20, 2019 /PRNewswire/ — Welltower Inc. (NYSE: WELL) today announced that Mercedes Kerr, Executive Vice President, Business & Relationship Management, will be assuming the role of President of Belmont Village Senior Living on September 3rd, 2019. Ms. Kerr will be leaving her current role with Welltower on July 1st.

Ms. Kerr joined Welltower in 2008 and has served in her current position since 2016. During her tenure, she has been largely responsible for identifying, building and managing relationships with seniors housing operators, health systems, real estate developers and financial institutions to grow the Company’s health care real estate portfolio.

“On behalf of my colleagues, I would like to thank Mercedes for her service and instrumental contributions to the Company,” commented Tom DeRosa, Welltower’s Chairman and CEO. “She has been integral to the growth and evolution of our portfolio and broader organization, and is a respected leader in the seniors housing industry. Mercedes has been a trusted partner, leader and friend. I look forward to the opportunity to continue our collaboration as she takes on her new role at Belmont Village.”

“Playing a role in the growth and transformation of Welltower while working alongside Tom DeRosa has been a tremendous privilege,” said Ms. Kerr. “This experience has enriched and prepared me well for this exciting opportunity at Belmont Village, as Patricia Will and I will continue to collaborate with Welltower to deliver best-in-class, next generation solutions in seniors housing.

“We have enjoyed a meaningful and successful relationship with Welltower where we have had the first-hand experience of working closely with Mercedes and Tom. We are very excited about our ongoing engagement as a premier independent partner of Welltower. We are also thrilled to add Mercedes’ incredible strength and stature to our excellent leadership team,” said Patricia Will, Belmont Village Founder and CEO.

About Welltower

Welltower Inc. (NYSE: WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower®, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing, post-acute communities and outpatient medical properties. More information is available at www.welltower.com.

About Belmont Village Senior Living

Belmont Village Senior Living is a fully integrated developer, owner and operator of high quality seniors housing communities. The company is a premier provider of independent living, assisted living and award-winning memory care in major market areas. Currently Belmont Village has 29 operating properties, comprising approximately 4,000 units, in seven states and Mexico City. Projects under construction and projected to open in 2019 include Belmont Village Lincoln Park in Chicago and Belmont Village Fort Lauderdale. Belmont Village communities are acclaimed for their high safety standards, attractive locations and distinctive architecture; each building is custom designed to complement and enhance its surrounding community. Belmont Village provides residents with innovative programs and services that are backed by best in class research and best practices, as well as around the clock support from highly trained staff members. In 2018, Belmont Village was certified as a Great Place to Work and ranked 15th on FORTUNE Magazine’s Top 50 Best Workplaces in Aging Services list. For more information, please visit belmontvillage.com.

SOURCE Welltower Inc.

Tim McHugh, Phone: (646) 677-8743